Exhibit 10.6
FIRST AMENDMENT TO GENERAL SERVICE SUPPLY AGREEMENT
This First Amendment to General Service Supply Agreement (this “Amendment”) is entered into as of December 30, 2005 by and between Hynix Semiconductor, Inc. (“Hynix”) and MagnaChip Semiconductor Ltd. (“NewCo”) (each a “Party”, and collectively the “Parties”).
WHEREAS, the Parties are parties to that certain General Service Supply Agreement dated as of October 6, 2004 (the “Agreement”), and wish to amend the Agreement as set forth below.
NOW, THEREFORE, the Parties agree as follows:
1.	Section 1.1 is hereby amended by adding the following thereto in the appropriate alphabetical order :

“Mask Shop Chemicals and Gases Procurement Services” shall mean the provision by NewCo to Hynix with such quantities of the chemicals (including TMAH2.38, Thinner, HMDS, H2SO4, H2O2, NH4OH and IPA) and gases (including CI2, CF4, CHF3, SF6, HCI, F2/Kr/Ne, Kr/Ne) (collectively, the “Chemicals and Gases”) required for Hynix’s mask production lines installed in C1 and C2 buildings as are requested by Hynix from time to time.”

2.	Section 1.1 is hereby amended by deleting the defined term “Services” and replacing such defined term with the following:

“Services” shall mean such services related to goods, facilities and utilities which are required or desirable for transition, setting-up or continuing operation of the applicable Party’s business and consisting of each of the services constituting the Vivendi Services, Hynix Utilities and Infrastructure Support Services, NewCo Utilities and Infrastructure Support Services, Welfare Facility Services, Environmental Safety & Facility Monitoring Services, Mask Services, CAO Operation Support Services, Chemical Procurement Services, Mask Shop Chemicals and Gases Procurement Services , Joint Purchasing Services and the other services described herein.”

3.	Section 2.6 is hereby amended and restated in its entirety as follows:

“Each of the NewCo Utilities and Infrastructure Support Services and Mask Shop Chemicals and Gases Procurement Services shall be provided for the Initial Service Period and for successive additional one (1)-year periods, unless Hynix notifies NewCo in writing of its desire not to renew the provision of such Services at least sixty (60) days prior to the expiration of the Initial Service Period or any annual anniversary thereof or such Services are earlier terminated pursuant to this Agreement.”

4.	Section 3.1 is hereby amended by deleting the second sentence thereof in its entirety and by adding the following sentence to the end of such section:

“NewCo shall provide Hynix with the NewCo Utilities and Infrastructure Support Services and Mask Shop Chemicals and Gases Procurement Services, and Hynix shall receive such Services from NewCo, for the periods determined in accordance with Article 2.”

5.	Appendix A hereto shall be added as Exhibit H of the Agreement and Section 3.3 is hereby amended by deleting the first sentence thereof in its entirety and by adding the following sentence to the beginning of such section:

“The fees for the Environmental Safety & Facility Monitoring Services, Hynix Utilities and Infrastructure Support Services, NewCo Utilities and Infrastructure Support Services, Welfare Facility Services, Chemical Procurement Services and Mask Shop Chemicals and Gases Procurement Services shall be determined in accordance with Exhibits B, C.1, C.2, E, F and H, respectively.”

6.	Section 7.1 is hereby amended and restated in its entirety as follows:

“Hynix shall invoice NewCo on the last day (except that for the Vivendi Services this shall be the fourteenth (14th) day, until the expiration and/or termination of the Vivendi Water and Wastewater Service Agreement) of each calendar month for the fees for the Environmental Safety & Facility Monitoring Services, Hynix Utilities and Infrastructure Support Services (except for the fees for electricity (substation of the Korea Electric Power Corporation), water and fuel, which will be invoiced as set forth in the third sentence of this Section 7.1),

Vivendi Services, Welfare Facility Services and Chemical Procurement Services, provided during such calendar month specifying the Services provided during that month and the amount of fees for such Services calculated in accordance with Exhibits B, C.1, D, E and F, respectively, and Article 3. By the twenty-fifth (25th) day of the next calendar month following the invoice (except with respect to the Vivendi Services for which the due date will be the twenty-fourth (24th) day of the invoiced calendar month, until the expiration and/or termination of the Vivendi Water and Wastewater Service Agreement), NewCo shall pay the invoiced amount and value added tax thereto to Hynix’s designated account by means of a wire transfer in cash. In addition, by the fifth (5th) day prior to the due date for the fees for electricity (substation of the Korea Electric Power Corporation), water and fuel supplied by Hynix to NewCo as part of the Hynix Utilities and Infrastructure Support Services as such due date is set forth on the relevant invoice therefore, Hynix shall invoice NewCo for the fees for such Services in the amounts for which such fees are set forth on the relevant invoice issued by relevant agencies and NewCo shall pay such invoiced amount and value added tax thereto to Hynix’s designated account by means of a wire transfer in cash by one (1) Business Day prior to such due date.”
7.	Section 7.2 is hereby amended and restated in its entirety as follows:

“NewCo shall invoice Hynix on the last day of each calendar month for the fees for the NewCo Utilities and Infrastructure Support Services and Mask Shop Chemicals and Gases Procurement Services provided during such calendar month specifying the Services provided during that month and the amount of fees for such Services calculated in accordance with Exhibits C.2 and H, respectively. By the twenty-fifth (25th) day of the next calendar month following the invoice, Hynix shall pay the invoiced amount and value added tax thereto to NewCo’s designated account by means of a wire transfer in cash.”

8.	The “Variable Overhead Cost” definition in Exhibit E.1 is hereby amended and restated as follows:

“Variable Overhead Cost”	means, for any applicable Service item (reserve troops; company broadcasting station; Hynix Culture Center; men’s dormitory; women’s dormitory; Bongmyung dormitory; and sports field), the amount of those relatively variable overhead costs (costs which fluctuate heavily from month to month) which have been historically allocated in connection with the provision of such Service item and which were actually incurred by Hynix in providing such Service item for the month of calculation
9.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

10.	Wherever necessary, all terms of the Agreement are hereby amended to be consistent with the terms of this Amendment. Except as set forth herein, the Agreement remains in full force and effect according to its terms.

11.	Articles 1 through 7 of this Amendment shall become effective from the 6th of October, 2004 and Article 8 of this Amendment shall become effective from the 1st of April, 2005.

12.	This Amendment shall be governed by, and shall be construed in accordance with, the laws of Korea.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the date first set forth above.

MagnaChip Semiconductor, Ltd.

By:	/s/ Youm Huh
Name:	Youm Huh
Title:	President & Chief Executive Officer

Hynix Semiconductor, Inc.

By:	/s/ [ILLEGIBLE]
Name:
Title:

APPENDIX A
Exhibit H
MASK SHOP CHEMICALS AND GASES PROCUREMENT SERVICES FEES
The total monthly fee for the Mask Shop Chemicals and Gases Procurement Services equal the fee calculated in accordance with the following formula:
The following terms apply to this formula:

“Labor Charge”	means the sum of the products of (i) the Labor Cost for each NewCo employee providing the applicable Service to Hynix multiplied by (ii) the Labor Contribution Rate for such employee

“Labor Cost”	means, for any NewCo employee, average monthly (i) salary plus (ii) amount of reserve for retirement allowances plus (iii) amount of Fringe Benefits for such employee, over the Standard Calculation Period.

“Labor Contribution Rate”	means, for any NewCo employee, the percentage of the Labor Cost for such employee allocated to Hynix (other than the Business) for the Standard Calculation Period, which such percentage is based upon the AUP and takes into account (in a manner consistent with historical practice) such factors as ratio of time spent on activities for the benefit of Hynix (other than the Business), the relative importance of such activities and the other factors historically taken into account

“Fringe Benefits”	means, for any NewCo employee, the fringe benefits provided to such employee in accordance with past practice

“Standard Calculation Period”	means the second calendar year prior to the year of calculation, with respect to calculations made for the first three months of any calendar year, and the calendar year immediately prior to the year of calculation, with respect to calculations made for the last nine months of any calendar year — e.g., the calculations for January through March of 2005 will be based on calendar year 2003, while the calculations for April through December 2005 will be based on calendar year 2004

“Asset Charge”	means the sum of the products of (i) the Asset Cost for each NewCo asset used to provide the applicable Service to Hynix multiplied by (ii) the Asset Contribution Rate for such asset

“Asset Cost”	means, for any asset, one twelfth of the sum of (i) depreciation expense plus (ii) the product of Book Value multiplied by 8%, allocated to such asset in accordance with the AUP for the Standard Calculation Period

“Asset Contribution Rate”	means, for any asset, a fraction the numerator of which equals the quantity of the Chemical produced by NewCo for Hynix (other than the Business) for the Standard Calculation Period and the denominator of which equals the total quantity of the Chemical produced by NewCo for the Standard Calculation Period

“Book Value”	means, for any asset, the value of such asset on the books of NewCo as of the last day of the Standard Calculation Period, as may be adjusted from time to time (a) as a result of the installation of capital improvements or the incurrence of capital expenditures, as determined in accordance with Korea generally accepted accounting principles, or (b) as a result of a revaluation as may be permitted by law

“Fixed Overhead Charge”	means the sum of the products of (i) the Fixed Overhead Cost for each NewCo employee providing the Service to Hynix multiplied by (ii) the Fixed Overhead Contribution Rate for such employee

“Fixed Overhead Cost”	means, for any employee, the amount equal to one-twelfth of the product of (i) those relatively fixed overhead costs (those that do not fluctuate much from month to month) which have been historically allocated in connection with the provision of the Service and which were actually incurred by NewCo (or the Business) in providing the Service in the Standard Calculation Period multiplied by (ii) the percentage of such costs historically allocated to such employee in connection with providing the Service

“Fixed Overhead Contribution Rate”	means, for any employee, the Labor Contribution Rate for such employee

“Variable Overhead Charge”	means the sum of the product of (i) the Variable Overhead Cost multiplied by (ii) the Variable Overhead Contribution Rate

“Variable Overhead Cost”	means the amount of those relatively variable overhead costs (costs which fluctuate heavily from month to month) which have been historically allocated in connection with the provision of the Service and which were actually incurred by NewCo in providing the Service for the month of calculation

“Variable Overhead Contribution Rate”	means, for Variable Overhead Cost arising from (i) the raw chemicals and gases used to produce the Chemicals and Gases, a fraction, the numerator of which equals the quantity of the raw chemicals and gases purchased by NewCo to provide the Service to Hynix for the month of calculation and the denominator of which equals the total quantity of the raw chemicals and gases purchased by NewCo for the month of calculation, (ii) costs to repair the assets used to produce the Chemicals and Gases, a fraction, the numerator of which equals the quantity of the Chemicals and Gases delivered to Hynix hereunder for the month of calculation and the denominator of which equals the total quantity of the Chemicals and Gases produced by NewCo for the month of calculation and (iii) temporary workers used to produce the Chemicals and Gases, a fraction, the numerator of which equals the number of hours such workers worked to provide the Service to Hynix for the month of calculation and the denominator of which equals the total number of hours worked by such temporary workers to provide the Chemicals and Gases to NewCo and Hynix for the month of calculation